Allstate Life

Insurance Company

A Stock Company

Home Office: 3100 Sanders Road, Northbrook, Illinois 60062-7154

Single Premium Deferred Annuity Contract

This Contract is issued to the Owner(s) in consideration of the Purchase Payment. Allstate Life Insurance Company (“Allstate Life”) will pay the benefits of this Contract, subject to its terms and conditions.

Throughout this Contract, “You” and “Your” refer to the Owner(s) of this Contract. “We”, “Us” and “Our” refer to Allstate Life.

Contract Summary

This single premium deferred annuity provides for withdrawals and a death benefit during the Accumulation Phase and annuity payments beginning on the Payout Start Date during the Payout Phase.

The dollar amount of income payments or other values provided by this Contract will vary to reflect the performance of the Investment Option(s) or the Access Account.

This Contract does not pay dividends.

The tax status of this Contract as it applies to You should be reviewed each year.

PLEASE READ YOUR CONTRACT CAREFULLY.

This is a legal Contract between the Owner(s) of this Contract and Allstate Life Insurance Company.

Trial Examination Period

If You are not satisfied with this Contract for any reason, You may cancel it by written notification within 20 days after You receive it. We will refund to You the Interim Value of the Contract as of the date of cancellation.

Susan L. Lees Matthew E. Winter

Secretary	President and Chief Executive Officer

Single Premium Deferred Annuity

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ANNUITY DATA PAGE

GENERAL INFORMATION

Contract Number:	444444444

Issue Date:	May 1, 2010

Contract Maturity Date:	May 1, 2061

Investment Option Period:	[10 Years]

Fair Value Index:	[00.0000%]

Tax Qualification:	[IRA]

Owner:	John Doe

Joint Owner:	Jane Doe

Annuitant:	John Doe
Age at Issue:	35
Sex:	Male

Primary Beneficiary:	Jane Doe
Relationship to Owner:	Wife
Percentage:	100%

Contingent Beneficiary:	Susan Doe
Relationship to Owner:	Daughter
Percentage:	100%

PAYMENT INFORMATION

Purchase Payment:	[$10,000.00]

[Credit Enhancement:	[2.0%] of Purchase Payment]

INVESTMENT OPTION INFORMATION

Initial
Initial	Minimum	Maximum
Purchase	Investment	Investment
Payment	Performance	Performance	[Bailout	Annual
Investment Options	Allocation	Rate	Rate	Rate]	Index	Charge

[Investment Option 1]	[50%] [0.00%] [8.00%] [0.00%] Standard and Poor’s 500 [0.0%]

[Investment Option 2]	[50%]	[0.00%]	[7.00%]	[0.00%] Standard and Poor’s 500 [0.0%]

[Investment Option 3]	[0%]	[0.00%]	[0.00%]	[0.00%] Standard and Poor’s 500 [0.0%]

Investment Option Minimum Allocation Requirement......	..................................................................[$2,000]

ACCESS ACCOUNT INFORMATION

Minimum

Investment	Index
Performance
Rate

Access Account	0%	Standard and Poor’s 500

The Access Account is not available for selection on the Issue Date

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WITHDRAWAL INFORMATION

Preferred Withdrawal Amount:	10%

Withdrawal Charge:

Contract Year:	[1	2	3	4	5	6	7	8	9	10	11& Later]
Percentage:	[12%	11%	10%	9%	8%	7%	6%	5%	4%	3%	0%]

Please see your Contract for more details.

If you have any questions about your Allstate Life Insurance Company annuity, please contact Allstate Life Insurance Company at 1-800-632-3492.

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ACCESS ACCOUNT PERIOD	...............................................................................................10

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DEFINITIONS

Access Account: An account available during the Accumulation Phase of the Contract that begins after the Investment Option Period.

Access Account Index: The index(es) shown on the Annuity Data Page used to calculate the Access Account Performance.

Access Account Performance: As referenced in the “Accumulation Phase – Access Account Period” provision of this Contract.

Access Account Period: An optional period during the Accumulation Phase of the Contract that begins after the Investment Option Period and ends on the Payout Start Date or at Termination of the Contract.

Access Account Value: As referenced in the “Accumulation Phase – Access Account Period” provision of this Contract. The Access Account Value is the basis for all benefits during the Access Account Period.

Accumulation Phase: The period of this Contract that begins on the Issue Date and continues until the Payout Start Date. It includes the Investment Option Period and, if applicable, the Access Account Period.

Annual Charge: For each Investment Option, a fee, expressed as a percentage on Your Annuity Data Page, assessed to Your Maturity Value on the first day of each Contract Year. The Annual Charge may vary based on the Contract Year, Maturity Value and/or Purchase Payment.

Annuitant: The person named as such on the Annuity Data Page of the Contract, unless subsequently changed by You.

Annuity Data Page: A part of the Contract, containing information specific to the Owner, Annuitant, and elections of certain features of this Contract.

Beneficiary: The person(s) shown on the Annuity Data Page, unless subsequently changed by You, that will receive the Death Benefit if death occurs during the Accumulation Phase, or to whom any remaining Income Plan payments may be made if death occurs during the Payout Phase.

Code: The Internal Revenue Code of 1986, as amended, and the regulations.

Contingent Beneficiary: The person(s) named on the Annuity Data Page, unless subsequently changed by You, that will receive Death Benefits if death occurs during the Accumulation Phase, or to whom any remaining Income Plan payments may be made if death occurs during the Payout Phase, when all Primary Beneficiary(ies) predecease the sole surviving Owner.

Contract: This Contract, including the Annuity Data Page, application, any endorsements and any riders.

Contract Anniversary: The anniversary of the Issue Date of the Contract.

Contract Maturity Date: The latest date Income Plan payments may start.

Contract Year: A 365 day period (366 days for a leap year) beginning on the Issue Date and on each Contract Anniversary.

Death Benefit: The amount payable to the Beneficiary upon the death of the last Owner.

Fair Value Index: The index(es) identified as such on the Annuity Data Page. The index(es) used for calculation of the Investment Option Interim Value.

Guaranteed Payment Period: The period of time over which income payments are guaranteed to be paid.

Income Plan: A payout option that allows for a series of payments to be made during the Payout Phase.

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Interim Value: The sum of the Investment Option Interim Values during the Investment Option Period. The Interim Value is used during the Investment Option Period for certain withdrawals, Income Plan, Death Benefit, and other benefits as specified in any riders attached to this Contract. At the expiration of the Investment Option Period, the Interim Value equals the Maturity Value. Upon entering the Access Account Period the Interim Value is no longer applicable.

Investment Option(s): Options for allocation of Purchase Payment or Transfers after the Issue Date.

Investment Option Index: The index(es) shown on the Annuity Data Page used to calculate the Investment Option Performance.

Investment Option Interim Value(s): As referenced in the “Accumulation Phase – Investment Option Period” provision of this Contract.

Investment Option Maturity Value(s): As referenced in the “Accumulation Phase – Investment Option Period” provision of this Contract.

Investment Option Performance: On any given date, the performance of an Investment Option during the current Contract Year.

Investment Option Period: A period that begins on the Contract Issue Date, the length of which is specified on the Annuity Data Page.

Issue Date: The date this Contract becomes effective.

Maturity Value: The sum of the Investment Option Maturity Values during the Investment Option Period. The Maturity Value is used as a basis for the Death Benefit, the Preferred Withdrawal Amount, and other benefits as specified in any riders attached to this Contract.

Maximum Access Account Performance Rate: The highest percentage by which the Access Account Value may be increased during the Contract Year. It is declared upon establishment of the Access Account and may vary on each anniversary of the date of establishment of the Access Account.

Maximum Investment Performance Rate: The highest percentage by which the Investment Option Maturity Value may be increased during the Contract Year. The Maximum Investment Performance Rate may decrease or increase on each Contract Anniversary and may vary based on the Contract Year, Maturity Value and/or Purchase Payment.

Minimum Access Account Performance Rate: If zero or positive, the lowest percentage by which the Access Account Value may increase during any Contract Year; if negative, the greatest percentage by which the Access Account Value may decrease during the Contract Year.

Minimum Investment Performance Rate: If zero or positive, the lowest percentage by which an Investment Option Maturity Value may increase during any Contract Year; if negative, the greatest percentage by which an Investment Option Maturity Value may decrease during the Contract Year.

Natural Person: A living human being.

Non-Natural Person: Any entity other than a Natural Person.

Owner: A Natural or Non-Natural Person(s) named as such on the Annuity Data Page of this Contract. The Owner is also referred to as “You” and “Your” in this Contract. The definition includes Joint Owner.

Payout Phase: The period of this Contract that begins on the Payout Start Date and continues until the last Income Plan payment is made.

Payout Start Date: The date the Accumulation Phase ends and the Payout Phase begins.

Preferred Withdrawal Amount: The portion of the Maturity Value that may be withdrawn without incurring a Withdrawal Charge.

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Primary Beneficiary: The person(s) named on the Annuity Data Page unless subsequently changed by You. The Primary Beneficiary is the Beneficiary(ies) who is first entitled to receive benefits under this Contract upon the death of the sole surviving Owner.

Purchase Payment: The amount You paid to Us in exchange for the rights, privileges, and benefits of this Contract.

Taxes: Any premium tax and any other applicable Taxes relating to this Contract.

Transfers: You may elect to Transfer all or part of the Maturity Value from one or more Investment Options into other Investment Option(s) on no more than [two] dates of Your choice during the Investment Option Period.

Vested Beneficiary: A Beneficiary who has obtained certain rights in all or a share of the Death Benefit because there is no surviving Owner.

We, Us, Our: Allstate Life Insurance Company (“Allstate Life”).

Withdrawal Charge: A percentage charge that may be assessed on withdrawals of Interim Value in excess of the Preferred Withdrawal Amount.

You, Your: A person named as an Owner on the Annuity Data Page.

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THE PERSONS INVOLVED IN THIS CONTRACT

Owner

This Contract cannot be jointly owned by both a Non-Natural person and a Natural Person. If the Owner is a trust, the Owner will be considered a Non-Natural Person.

You may not change the Owner.

You may not assign any interest in this Contract as collateral or security for a loan, nor may You assign periodic income payments under this Contract.

If more than one person is designated as Owner:

•	Owner as used in this Contract refers to all named Owners, unless otherwise indicated;

•	Any request to exercise ownership rights must be signed by all Owners;

•	On the death of any person who is an Owner, the surviving person(s) named as Owner(s) will continue as Owner(s), as described in the “Death of Owner” provision; and

•	If any Owner is a Non-Natural Person, when the Annuitant dies, the “Death of Annuitant” provision will apply.

Annuitant

The Annuitant must be a Natural Person.

If the Owner is a Natural Person, the Owner may change the Annuitant before the Payout Start Date by written request in a timely manner, in a form satisfactory to Us. The Contract Maturity Date, will be the later of:

•	The Contract Anniversary following the date of the earliest 80th birthday of all Annuitant(s) named in the Contract on or after the Issue Date; or

•	The length of the Investment Option Period as stated on Your Annuity Data Page.

Once We accept a change, it takes effect on the date You signed the request. If the Owner is a Non-Natural Person, the Annuitant may not be changed.

Beneficiary A Beneficiary is a Primary Beneficiary, a Contingent Beneficiary or a Vested Beneficiary, as described below.

The Primary Beneficiary is the person(s) named on the Annuity Data Page unless later changed by You. The Primary Beneficiary is the Beneficiary(ies) who is first entitled to receive benefits under this Contract upon the death of the sole surviving Owner.

The Contingent Beneficiary is the person(s) named on the Annuity Data Page unless later changed by You. The Contingent Beneficiary is entitled to receive benefits under the Contract upon the death of the sole surviving Owner, when all Primary Beneficiary(ies) predecease the sole surviving Owner.

The Vested Beneficiary is any Beneficiary(ies) who has obtained certain rights in all or a share of the Death Benefit, as defined in the “Death of Owner” provision, because there is no surviving Owner.

You may change Beneficiaries at any time by written request in a timely manner, in a form satisfactory to Us. Once We accept a request, the change will take effect on the date You signed the request. Any change is subject to any payment We make or other action We take before We accept the change.

If no named Beneficiary is living when the sole surviving Owner dies, or if a Beneficiary has not been named, the Vested Beneficiary will be:

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i.	Your spouse (or person of equivalent legal status based on applicable state law); or if he or she is no longer living,
ii.	Your surviving children equally; or if You have no surviving children,
iii.	Your estate.

For the purposes of this Contract, children are natural children and legally adopted children only.

Unless You have provided written directions to the contrary in a form satisfactory to Us, the Beneficiaries will take equal shares. If there is more than one Beneficiary in a class (e.g., Primary) and one of the Beneficiaries predeceases the Owner, the deceased Beneficiary’s entire share will be divided among the remaining Beneficiaries in that class in proportion to the remaining Beneficiaries’ original shares.

Survivor ClauseFor purposes of this Contract, in determining whether a person has survived another person, the person who survives the other person by at least 24 hours will be deemed to be the surviving person. A person who has not survived the other person by at least 24 hours will be conclusively presumed to have predeceased the other person.

ACCUMULATION PHASE

The Accumulation Phase of this Contract is the period during which, after the initial allocation of Your Purchase Payment, the Maturity Value of Your Contract will reflect the performance of one or more specified, established index(es), subject to stated minimum and maximum rates. The Accumulation Phase has two periods:

1.

The Investment Option Period, which begins on the Issue Date and expires after a defined number of years, as stated on Your Annuity Data Page or upon Your death. During the Investment Option Period, Withdrawal Charges may apply.

2.	The Access Account Period, during which no Withdrawal Charges apply.

The Investment Option Period and Access Account Period are described in further detail later in this Contract.

ACCUMULATION PHASE – INVESTMENT OPTION PERIOD

The first of two possible periods during the Accumulation Phase of this Contract. The longest length of the Investment Option Period is specified on Your Annuity Data Page. The Investment Option Period starts on the Contract Issue Date and ends on the earlier of:

•	the Payout Start Date; or

•	the expiration of the Investment Option Period.

Purchase Payment The Purchase Payment is shown on the Annuity Data Page. We will allocate the Purchase Payment to the Investment Options according to the Purchase Payment allocation You elected, as shown on the Annuity Data Page. The minimum allocation amount to any one Investment Option is shown on the Annuity Data Page. If Your initial allocation to any Investment Option(s) is less than the Investment Option Minimum Allocation Requirement, as shown on Your Annuity Data Page, We will re-allocate Your Purchase Payment from the other Investment Options proportionately to meet the Investment Option Minimum Allocation Requirement. No additional Purchase Payment may be made to the Contract.

Investment Options We may offer one or more Investment Option(s). An Investment Option is defined by a specified Investment Option Index, Maximum Investment Performance Rate and Minimum Investment Performance Rate. Investment Option(s) available at issue are shown on the Annuity Data Page.

We reserve the right in Our sole discretion to:

•	Add Investment Options; and

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•	Restrict Transfers into any Investment Option.

If a portion of Your Maturity Value is allocated to an Investment Option, unless You elect to do so, it will not be transferred to a different Investment Option.

Investment Option PerformanceOn any given date, the Investment Option Performance is equal to the Investment Option Index value as of that date, divided by the Investment Option Index value at the later of the previous date We paid a withdrawal and the beginning of the current Contract Year, minus one.

•

For the purpose of this calculation, the Investment Option Index value for either date will not be less than the Investment Option Index value as of the beginning of the current Contract Year, multiplied by (1 + the Minimum Investment Performance Rate).

•

For the purpose of this calculation, the Investment Option Index value for either date will not be greater than the Investment Option Index value as of the beginning of the current Contract Year, multiplied by (1 + the Maximum Investment Performance Rate).

The Investment Option Performance will be reflected in Your Investment Option Maturity Value and Investment Option Interim Value throughout the year. At the end of each Contract Year, the Investment Option Performance for that Contract Year will be determined.

Maximum Investment Performance RateYour initial Maximum Investment Performance Rate for each Investment Option is shown on the Annuity Data Page. The Maximum Investment Performance Rate may decrease or increase on each Contract Anniversary and may vary based on the Contract Year, Maturity Value and/or Purchase Payment. Any change We make will be applied on a non-discriminatory basis.

Minimum Investment Performance Rate The Minimum Investment Performance Rate for each Investment Option is shown on the Annuity Data Page. If the Minimum Investment Performance Rate is zero or positive, it is the lowest percentage by which an Investment Option Maturity Value may increase during any Contract Year; if the Minimum Investment Performance Rate is negative, it is the greatest percentage by which an Investment Option Maturity Value may decrease during the Contract Year. The Minimum Investment Performance Rate can never be reset below the Minimum Investment Performance Rate shown on the Annuity Data Page. Any change We make will be applied on a non-discriminatory basis.

Investment Option Index(es)

The Investment Option Index(es) are used to calculate the Investment Option Performance. The Investment Option Index(es) are shown on the Annuity Data Page. If the publication of an Investment Option Index is discontinued, or is substantially changed, We may substitute another Investment Option Index at Our discretion. For the Contract Year in which an Investment Option Index is substituted, the Investment Option Performance will be computed using the Investment Option Index at the beginning of the Contract Year for the portion of the year in which it was effective, and the substituted Investment Option Index for the remainder of the Contract Year. For all complete Contract Years following the substitution of the Investment Option Index, the substituted Investment Option Index will be used. The same process will apply should the substituted Investment Option Index be discontinued or substantially changed. We will notify you of any substitutions of Investment Option Index(es).

The Investment Option Index value for a particular day is the value, calculated to the nearest 1/100 of a point, published as of close of business that day. If the Investment Option Index is not published that day due to scheduled market closure, the Investment Option Index value will be the value of the Investment Option Index at the end of business of the first preceding day that the Investment Option Index value is published.

If the Investment Option Index is not published on a particular day due to a disruption in the markets, the Investment Option Index value for that day will be the value of the Investment Option Index at the end of the first business day that the Investment Option Index value is published after said disruption.

Investment Option Interim Value For each Investment Option, the Investment Option Interim Value as of any given date is calculated by the following formula prior to any withdrawals on that date:

Investment Option Interim Value = A x (1 - B) x (1+C) x D, where

A =

Investment Option Maturity Value as of the later of the previous day on which a withdrawal was taken, and the beginning of the current Contract Year. On the Issue Date, this amount equals the portion of the Purchase Payment allocated to that particular

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Investment Option. At the beginning of the current Contract Year, this amount equals the Investment Option Maturity Value as of the end of the previous Contract Year, adjusted for Transfers.

B =	The Annual Charge, if the date used in determining A in this formula is the first day of a Contract Year. Otherwise, it is zero.

C =	Investment Option Performance as described above.

D =	((1+E)/(1+F))G, where

E =

The Fair Value Index, computed as of the Issue Date, based upon the value of specified financial instruments, as indicated in Your Annuity Data Page, of a maturity corresponding to the original length of the Investment Option Period.

F =

The Fair Value Index, computed as of the current date, based upon the value of specified financial instruments, as indicated in Your Annuity Data Page, of a maturity corresponding to the original length of the Investment Option Period.

G =	Number of whole and partial years from the current date until the end of the Investment

Option Period. If G does not correspond to the length of an observed financial instrument as defined in the Fair Value Index, We will linearly interpolate based on the values of observed financial instruments, of maturities closest to G, to determine E and F above.

If the publication of any component of the Fair Value Index is discontinued, or if the calculation of any component of the Fair Value Index is changed substantially, We may make a substitution for the discontinued or substantially changed component. Any change We make will be applied on a non-discriminatory basis.

The Investment Option Interim Value will not be greater than the Investment Option Maturity Value at the beginning of the Contract Year multiplied by (1-Annual Charge), multiplied by (1+ the Maximum Investment Performance Rate); this will be adjusted for withdrawals in the same manner as the Investment Option Maturity Value described in the “Withdrawals” section of this Contract.

Investment Option Maturity ValueFor each Investment Option, the Investment Option Maturity Value as of any given date is calculated by the following formula prior to any withdrawals on that date:

Investment Option Maturity Value = A x (1 - B) x (1+C), where

A =

Investment Option Maturity Value as of the later of the previous day on which a withdrawal was taken, and the beginning of the current Contract Year. On the Issue Date, this amount equals the portion of the Purchase Payment allocated to that particular Investment Option. At the beginning of the current Contract Year, this amount equals the Investment Option Maturity Value as of the end of the previous Contract Year, adjusted for Transfers.

B =	The Annual Charge, if the date used in determining A in this formula is the first day of a Contract Year. Otherwise, it is zero.

C =	Investment Option Performance, as described above.

At the expiration of the Investment Option Period, You must do one of the following:

•	Transfer the Maturity Value to the Access Account; or

•	Apply the Maturity Value to an Income Plan; or

•	Surrender the Contract.

The total value of Your Investment Options will be transferred to the Access Account if We do not receive notification from You, in a form satisfactory to Us, no later than 30 days before the end of the Investment Option Period.

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ACCUMULATION PHASE – ACCESS ACCOUNT PERIOD

The Access Account is established when:

•	You elect or are deemed to have elected to Transfer the value of the expiring Investment Option(s) to establish the Access Account; or

•	Option A under the “Death of Owner” or “Death of Annuitant” provision is elected.

For the purpose of this section, Access Account Year is the period between anniversaries of the date of the establishment of the Access Account.

Access Account PerformanceOn any given date, the Access Account Performance is computed as the Access Account Index value as of that date, divided by the Access Account Index value at the later of the previous date We paid a withdrawal and the anniversary of the date that You established the Access Account Period, minus one.

•

For the purpose of this calculation, the Access Account Index value for either date will not be less than the Access Account Index value as of the beginning of the current Access Account Year, multiplied by (1 + the Minimum Access Account Performance Rate).

•

For the purpose of this calculation, the Access Account Index value for either date will not be greater than the Access Account Index value as of the beginning of the current Access Account Year, multiplied by (1 + the Maximum Access Account Performance Rate).

The Access Account Performance will be reflected in Your Access Account Value throughout the year. At the end of each Access Account Year, the Access Account Performance for that Access Account Year will be determined.

Maximum Access Account Performance RateThe Maximum Access Account Performance Rate is the highest percentage by which the Access Account Value may be increased during the Access Account Year. The Maximum Access Account Performance Rate may decrease or increase at the beginning of the Access Account Year and may vary based on the Access Account Year, Maturity Value and/or Purchase Payment. Any change We make will be applied on a non-discriminatory basis.

Minimum Access Account Performance Rate The Minimum Access Account Performance Rate is shown on the Annuity Data Page. If the Minimum Access Account Performance Rate is zero or positive, it is the lowest percentage by which the Access Account Value may increase during any Access Account Year; if the Minimum Access Account Performance Rate is negative, it is the greatest percentage by which an Asset Account Value may decrease during the Access Account Year. The Minimum Access Account Performance Rate can never be reset below the Minimum Access Account Performance Rate shown on the Annuity Data Page. Any change We make will be applied on a non-discriminatory basis.

Access Account Index(es)

The Access Account Index(es) are used to calculate the Access Account Performance. The Access Account Index(es) are shown on the Annuity Data Page. If the publication of the Access Account Index is discontinued, or is substantially changed, We may substitute another Access Account Index at Our discretion. For the Access Account Year in which the Access Account Index is substituted, the Access Account Performance will be computed using the Access Account Index at the beginning of the Access Account Year for the portion of the year in which it was effective, and the substituted Access Account Index for the remainder of the Access Account Year. For all complete Access Account Year following the substitution of the Access Account Index, the substituted Access Account Index will be used. The same process will apply should the substituted Access Account Index be discontinued or substantially changed.

The Access Account Index value for a particular day is the value, calculated to the nearest 1/100 of a point, published as of close of business that day. If the Access Account Index is not published that day due to scheduled market closure, the Access Account Index value will be the value of the Access Account Index at the end of business of the first preceding day that the Access Account Index value is published.

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If the Access Account Index is not published on a particular day due to a disruption in the markets, the Access Account Index value for that day will be the value of the Access Account Index at the end of the first business day that the Access Account Index value is published after said disruption.

Access Account ValueThe Access Account Value as of any given date is calculated by the following formula:

Access Account Value = A x (1+B), where

A =	Access Account Value as of the later of the previous day on which a withdrawal was taken or the beginning of the current Access Account Year.

At establishment, this amount equals:

•	The Maturity Value, if the establishment of the Access Account Period occurs at the expiration of the Investment Option Period.
•	The Death Benefit, if the establishment of the Access Account Period occurs as a result of a Death of Owner or Death of Annuitant option that necessitates such establishment.

B =	Access Account Performance, as described above.

TRANSFERS, WITHDRAWALS AND TERMINATIONS

Transfers You may elect to Transfer all or part of the Maturity Value from one or more Investment Options into other Investment Option(s) on no more than [two] Contract Anniversary(s) during the Investment Option Period, subject to the following conditions:

•

All Investment Options into which You elect to Transfer the Maturity Value must be eligible to receive Transfers of Maturity Value according to the terms and conditions in effect on the Transfer date; and

•	We must receive notification of Your election to Transfer, in a form satisfactory to Us, no later than 90 days before the Transfer.

If You Transfer any Maturity Value into an Investment Option which was available on the Issue Date of this Contract, the Minimum Investment Performance Rate for that Investment Option as shown on the Annuity Data Page will be applicable.

Preferred Withdrawal Amount During the Investment Option Period, the Preferred Withdrawal Amount for each Contract Year is the Preferred Withdrawal Amount percentage, shown on Your Annuity Data Page, multiplied by Your Maturity Value as of the beginning of the Contract Year. Withdrawals in each Contract Year always come from Your available Preferred Withdrawal Amount first and reduce Your Maturity Value.

During each Contract Year, You may withdraw the Preferred Withdrawal Amount without incurring a Withdrawal Charge; however, the amount withdrawn may be subject to any applicable Taxes. If You do not withdraw the entire Preferred Withdrawal Amount during a Contract Year, any remaining Preferred Withdrawal Amount will not increase the Preferred Withdrawal Amount in a subsequent Contract Year. The Preferred Withdrawal Amount is only available during the Investment Option Period.

Preferred Withdrawals during the Investment Option Period will be made in the proportion that each Investment Option bears to the total Maturity Value.

The Preferred Withdrawal Amount will be reduced by the withdrawal request amount for each gross withdrawal; and by the adjusted withdrawal request amount for each net withdrawal. Upon taking a portion or all of Your Preferred Withdrawal Amount, the Interim Value will be reduced by the same proportion as the Maturity Value.

Withdrawals You have a right to withdraw part or all of the remaining Interim Value during the Investment Option Period after You have withdrawn Your entire Preferred Withdrawal Amount, or the Access Account Value during the Access Account Period.

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If, during the Investment Option Period, the sum of withdrawals taken during the Contract Year exceeds Your Preferred Withdrawal Amount, the withdrawal amount in excess of Your Preferred Withdrawal Amount will be treated as a withdrawal of Interim Value, and reduce Your Maturity Value in the same proportion as Your Interim Value. Withdrawals during the Investment Option Period will be made in the proportion that each Investment Option bears to the total Maturity Value.

Withdrawals are subject to deductions for applicable Withdrawal Charges and Taxes. When You make a withdrawal, You must specify whether You choose to make a gross withdrawal or a net withdrawal. Under a gross withdrawal, the deductions are made to the amount of Your withdrawal request (“Withdrawal Request Amount”). Under a net withdrawal, You receive the full Withdrawal Request Amount; however, the deductions are made based upon an adjusted Withdrawal Request Amount (“Adjusted Withdrawal Request Amount”) that, after deductions, results in the full Withdrawal Request Amount. If You do not specify which of these options You choose, Your withdrawal will be deemed to be a gross withdrawal.

A withdrawal must reduce Your Interim Value or Access Account Value by at least $250. If any withdrawal reduces Your Interim Value or Access Account Value to less than $3,000, We may treat the request as a withdrawal of the entire Interim Value or Access Account Value, which constitutes Termination of the Contract.

Withdrawal Charge A Withdrawal Charge will be assessed on withdrawals, unless otherwise specified in the provisions of this Contract. Your Withdrawal Charge schedule is shown on the Annuity Data Page.

The Withdrawal Charge is determined by multiplying the Withdrawal Charge percentage corresponding to the Contract Year as shown on the Annuity Data Page by the amount of the Interim Value withdrawn. The amount the Interim Value was reduced due to the Preferred Withdrawal Amount is not subject to Withdrawal Charge.

Withdrawal Charge during the Investment Option Period will be made in the proportion that each Investment Option bears to the total Interim Value.

Any Withdrawal Charge will be waived on withdrawals taken to satisfy Code minimum distribution rules. The waiver of Withdrawal Charge under this provision is permitted only for withdrawals that satisfy Code under distributions rules.

Subject to any such waiver of Withdrawal Charges, any withdrawals taken to satisfy minimum distribution rules under the Code will reduce the Preferred Withdrawal Amount by the Withdrawal Request Amount, as defined under the “Withdrawals” provision.

We may waive Withdrawal Charges if this Contract is surrendered, and the entire proceeds of the surrender are directly used to purchase a new Contract also issued by Us or any affiliated company. Such waivers will be granted on a non-discriminatory basis.

Taxes Any premium tax and any other applicable Taxes relating to this Contract incurred on the Issue Date may be deducted from the Purchase Payment. Any Taxes relating to this Contract incurred at a date later than the Issue Date may be deducted from the Maturity Value, Interim Value, Access Account Value and/or Death Benefit.

TerminationThis Contract terminates upon payment of the Death Benefit, the last Income Payment or withdrawal of the entire Interim Value or Access Account Value. If any withdrawal reduces the Interim Value or Access Account Value to less than $3,000, We may treat the request as a withdrawal of the entire Interim Value or Access Account Value.

PAYMENTS UPON DEATH

Death of Owner If You die before the Payout Start Date, the new Owner will be the surviving Owner. If there is no surviving Owner, the Beneficiary(ies) will become Vested Beneficiary(ies) and will obtain certain rights as described below.

If there is more than one Vested Beneficiary taking a share of the Death Benefit, described in the “Death Benefit” provision, each Vested Beneficiary will be treated as a separate and independent Vested Beneficiary of his or her

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respective share of the Death Benefit. Each Vested Beneficiary will exercise all rights related to his or her share of the Death Benefit, including the sole right to elect one of the Option(s) below for his or her respective share. Each Vested Beneficiary may designate a Beneficiary(ies) for his or her respective share, but that designated Beneficiary(ies) will be restricted to the Option chosen by the original Vested Beneficiary.

The Options available to the Vested Beneficiary will be determined by the applicable following Category in which the Vested Beneficiary is defined. An Option will be deemed to have been chosen on the day We receive written notification in a form satisfactory to Us. Once an option is selected, it will be irrevocable.

Category 1.

If Your spouse is the sole Vested Beneficiary of the entire Contract, Your spouse will become the new Owner and the Contract will continue in the Accumulation Phase, unless Your spouse chooses from Options A, B or C described below. Spouse for this purpose is as defined by Federal Law.

If You were also the Annuitant, then Your spouse will be the new Annuitant.

Category 2.

If the Vested Beneficiary is a Natural Person who is not Your spouse, or if there are multiple living Vested Beneficiaries, the Vested Beneficiary(ies) must (each) choose from Options A, B or C as described below. If a Vested Beneficiary does not choose one of these Options, Option A will apply for such Vested Beneficiary.

Category 3.

If the Vested Beneficiary is a corporation, trust, or other Non-Natural Person, the Vested Beneficiary must choose between Options A or C, described below. If the Vested Beneficiary does not choose either of these Options, Option A will apply.

The following Death of Owner Options are available, as applicable:

Option A.	The Vested Beneficiary may receive the Death Benefit payable within 5 years of the date of Your death. Withdrawal Charges will be waived for any withdrawals made during this 5-year period.

If the Vested Beneficiary dies before the end of the 5-year period and before the complete liquidation of the Death Benefit, then the Vested Beneficiary’s Beneficiary(ies) will receive the remaining Death Benefit. This amount must be fully withdrawn within 5 years of the date of Your death.

Option B.

The Vested Beneficiary may elect, within 11 months of the date of Your death, to receive the Death Benefit paid out under one of the Income Plans that are available at that time, subject to the following conditions. Income payments must begin within one year of Your date of death.

Option C.	The Vested Beneficiary may elect to receive the Death Benefit in a lump sum.

All ownership rights subject to the conditions stated in this provision are available to the Vested Beneficiary from the date of Your death until the date on which the Death Benefit is paid. Any restrictions placed by You on the Beneficiary will continue to apply to the Beneficiary if the Beneficiary becomes the Vested Beneficiary.

We reserve the right to offer additional Death of Owner Options.

If the Owner Dies after the Payout Start Date, refer to the Payout Phase provision of this Contract.

Death of Annuitant If the Annuitant who is also the Owner dies before the Payout Start Date, the “Death of Owner” provision above applies.

If the Annuitant who is not also the Owner dies before the Payout Start Date, the Options available to the Owner will be determined by the applicable following Category in which the Owner is defined.

Category 1.	If the Owner is a Natural Person, the Contract will continue in the Accumulation Phase with a new Annuitant.

The new Annuitant will be:

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•	A person You name by written request, subject to the conditions described in the “Annuitant” provision of this Contract; otherwise,
•	The youngest Owner; otherwise,
•	The youngest Beneficiary.

Category 2.	If the Owner is a Non-Natural Person, the Owner must choose between Options A or B, described below. If the Owner does not choose either of these Options, Option A will apply.

The following options are available, as applicable:

Option A.	The Owner may receive the Death Benefit payable within 5 years of the date of Your death. Withdrawal Charges will be waived for any withdrawals made during this 5-year period.

If the Owner dies before the end of the 5-year period and before the complete distribution of the Death Benefit, then the Owner’s Beneficiary(ies) will receive the remaining Death Benefit. This amount must be fully withdrawn within 5 years of the date of Your death.

Option B.	The Owner may elect to receive the Death Benefit in a lump sum.

All ownership rights, subject to the conditions stated in this provision, are available to the Owner from the date of the Annuitant’s death until the date on which the Death Benefit is paid.

We reserve the right to offer additional Death of Annuitant Options.

If the Annuitant dies after the Payout Start Date, refer to the “Payout Phase” provision of this Contract.

Death Benefit is equal to:

•	If the date we accept due proof of death is during the Investment Option Period, the greatest of:
•	Maturity Value, less Taxes;
•	Interim Value, less Withdrawal Charges, less Taxes;
•	The Purchase Payment, adjusted in the same proportion as the Interim Value is reduced upon a partial withdrawal, less Taxes.

•	If the date we accept due proof of death is during the Access Account Period, the greatest of:
•	Access Account Value, less Taxes;
•	The Purchase Payment, adjusted in the same proportion as the Interim Value and Access Account Value is reduced upon a partial withdrawal, less Taxes.

The value of the Death Benefit is calculated on the date We accept the first complete request for settlement from any Owner. A complete request must include due proof of death. The Death Benefit will include interest, accrued from the date We accept the first complete request for settlement from any Owner to the date We process payment. The interest rate will not be lower than that required by the state of issue.

At the time We accept due proof of death, and Death of Owner Option A or B, or Death of Annuitant Option A is elected, the Maturity Value of all Investment Options will be transferred to the Access Account. To the extent that Maturity Value is less than the Death Benefit, We will add to the Access Account the amount necessary such that the Maturity Value of the Access Account equals the Death Benefit.

PAYOUT PHASE

Payout Phase The period of this Contract that begins on the Payout Start Date (unless the Contract is terminated before then) and continues until the last Income Plan payment is made.

Payout Start Date The Payout Start Date is the date the Interim Value (if during the Investment Option Period), the Maturity Value (at expiration of the Investment Option Period), or Access Account Value (during the Access Account Period), less any applicable Taxes is applied to an Income Plan.

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The Payout Start Date must be at least 13 months after the Issue Date, and occur on or before the Contract Maturity Date.

Income Plan The Interim Value (if during the Investment Option Period), the Maturity Value (at expiration of the Investment Option Period), or Access Account Value (during the Access Account Period), less any applicable Taxes, will be applied to the Income Plan below. The monies applied to the Income Plan under this Contract will not be less than the minimum benefits required by any statute of the state in which the Contract is delivered.

Income Plan - Life Income with Guaranteed Payment Period

We will make payments until the death of the Annuitant or until the end of the Guaranteed Payment Period, whichever is later. The Guaranteed Payment Period may range from 0 to 240 months. If the Annuitant is age 90 or older on the Payout Start Date, the Guaranteed Payment Period may range from 60 to 240 months.

We reserve the right to offer additional Income Plans.

Payout Terms and Conditions The income payments are subject to the following terms and conditions:

•

If the Interim Value or Access Account Value is less than $3,000 when it is applied to the Income Plan You choose, or if the Interim Value or Access Account Value is not enough to provide an initial payment of at least $20 when it is applied to the Income Plan You choose, We reserve the right to:

•	Change the payment frequency to make the payment at least $20; or

•	Terminate the Contract and pay You the withdrawal value available in a lump sum.

•

If We do not receive a notification of Your selection of an Income Plan, in a form satisfactory to Us, at least 30 days before the Contract Maturity Date, the Income Plan will be deemed to be a Life Income with a Guaranteed Payment Period of 120 months.

•	If You choose an Income Plan which depends on any person’s life, We may require:

•	Proof of age and sex before income payments begin; and

•	Proof that the Annuitant is still alive before We make each payment.

•	After the Payout Start Date:

•	A new Income Plan may not be selected;

•	Amounts may not be reallocated to a different Income Plan;

•	The Income Plan cannot be changed;

•	Withdrawals cannot be made; and

•	The Annuitant may not be changed.

•

If any Owner dies during the Payout Phase, the new Owner will be the surviving Owner. If there is no surviving Owner, the Beneficiary(ies) will acquire certain contractual rights as described in the “Beneficiary” provision. Any remaining income payments will be paid to the Beneficiary as scheduled.

ANNUITY INCOME PAYMENT TABLES

A series of payments on a scheduled basis will begin on the Payout Start Date if the Contract is in force. Minimum income tables, for Income Plans available at annuitization, will be based upon the Annuity 2000 Mortality Tables and an assumed interest rate of 1%. Adjusted Annuitization Age, the age used in calculating income payments, is

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the actual age of the Annuitant(s) on the Payout Start Date, subtracted by 5 years, and then subtracted by 1 additional year for each 5 full years elapsed between 1/1/2000 and the Payout Start Date. We reserve the right on a non-discriminatory basis, to offer higher income payment levels that may vary based on the Contract Year in which the Payout Phase begins.

Income Plan – Guaranteed Payment Period

Monthly Income Payments for each $1,000 Applied to this Income Plan
Guaranteed Payments Periods in Months
	0		120		240
Adjusted Annuitization Age	Male	Female	Male	Female	Male	Female
50	2.98	2.75	2.97	2.74	2.89	2.70
51	3.06	2.81	3.03	2.80	2.95	2.75
52	3.13	2.87	3.11	2.86	3.01	2.81
53	3.21	2.94	3.18	2.92	3.07	2.87
54	3.29	3.01	3.26	2.99	3.14	2.93
55	3.37	3.08	3.34	3.06	3.20	2.99
56	3.47	3.16	3.43	3.14	3.27	3.06
57	3.56	3.24	3.52	3.22	3.34	3.12
58	3.66	3.33	3.61	3.30	3.41	3.19
59	3.77	3.42	3.71	3.39	3.48	3.26
60	3.89	3.52	3.82	3.49	3.55	3.34
61	4.01	3.62	3.93	3.58	3.62	3.41
62	4.14	3.73	4.05	3.69	3.69	3.49
63	4.28	3.85	4.17	3.80	3.76	3.57
64	4.43	3.98	4.30	3.91	3.83	3.64
65	4.58	4.11	4.43	4.03	3.90	3.72
66	4.75	4.25	4.57	4.16	3.97	3.80
67	4.93	4.40	4.72	4.30	4.04	3.88
68	5.12	4.57	4.87	4.44	4.10	3.95
69	5.33	4.74	5.03	4.59	4.16	4.02
70	5.54	4.93	5.20	4.75	4.21	4.09
71	5.78	5.13	5.36	4.92	4.26	4.16
72	6.02	5.35	5.54	5.09	4.31	4.22
73	6.29	5.59	5.71	5.28	4.35	4.28
74	6.57	5.84	5.89	5.47	4.39	4.33
75	6.87	6.12	6.08	5.66	4.43	4.37
76	7.19	6.42	6.26	5.86	4.46	4.41
77	7.53	6.74	6.45	6.07	4.48	4.45
78	7.90	7.09	6.63	6.28	4.51	4.48
79	8.30	7.47	6.81	6.49	4.52	4.50
80	8.72	7.88	6.99	6.70	4.54	4.52

GENERAL PROVISIONS

The Entire Contract The entire Contract consists of this Contract, any application, the Annuity Data Page and any endorsements and any riders.

All statements made in applications are representations and not warranties. No statement will be used by Us in defense of a claim or to void the Contract unless it is included in an application. If Your Contract is voided, You will receive Your Purchase Payment, less any withdrawals. Unless otherwise specified, all references in this Contract to days, months, or years shall mean calendar days, months or years.

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Only Allstate Life officers are authorized to change the Contract or waive a right or requirement of the Contract; no other individual is authorized to do this.

We may not modify this Contract without Your signed consent, except to make it comply with any changes in the Code or as required by any other applicable law, or as otherwise permitted by the terms of this Contract.

Incontestability This Contract will be incontestable after it has been in force during Your lifetime for a period of two years from the Issue Date.

If Your Contract is voided, You will receive any Purchase Payment less any withdrawals.

Misstatement of Age or Sex If any age or sex has been misstated, We will pay the amounts which would have been paid at the correct age and sex.

If We find the misstatement of age or sex after the income payments begin, We will:

▪	Pay all amounts underpaid including interest calculated at an effective annual rate according to applicable state law; or

▪	Stop payments until the total income payments made are equal to the total amounts that would have been made if the correct age and sex had been used.

Annual Statement At least once a year, before the Payout Start Date, We will send a statement to You at the last known address We have for You in Our records. The information presented will comply with any applicable law.

Settlements We must receive due proof of death of the Owner or due proof of death of the Annuitant before the settlement of a death claim.

Any full withdrawal or payment of the Death Benefit under this Contract will not be less than the minimum benefits required by any statute of the state in which the Contract is delivered.

Deferment of Payments We reserve the right to postpone withdrawal or surrender payments for up to six months. Where required, We will make written request to, and obtain prior written approval from, the state insurance commissioner. If We elect to postpone payments for 30 days or more, We will pay interest as required by applicable law. Any such interest will be payable from the date the payment request is received by Us to the date the payment is made.

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